Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES CFO RETIREMENT

Liberty, MO., March 21, 2025 (GLOBE NEWSWIRE) - Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”), a technology enabled logistics company and nationwide distributor of propane and related products and services, announced today that Michael E. Cole, its Chief Financial Officer and Treasurer, has declared his intention to retire effective May 2, 2025. As previously reported, the Company retained Moelis & Company LLC to advise on various financial strategies and will continue this relationship while a search for a new CFO is undertaken.

"Ferrellgas has benefited from the experience and leadership of Mike Cole,” said Tamria Zertuche, President and CEO for Ferrellgas. “Mike’s career spans multiple decades and has garnered Mike a vast portfolio of experience and knowledge in the finance and energy sectors. This is showcased in how quickly Mike made an impact on Ferrellgas and our key stakeholders. Mike has served Ferrellgas and all its key stakeholders with high integrity and the employee-owner mindset key to our continued success.”

Ms. Zertuche continued, "Mike has developed our Finance and Accounting team, adding strong and key positions within the organization. His focus on the organization has created an opportunity for us to build upon a strong foundation. We appreciate all that Mike has done to move Ferrellgas forward in several key areas, including FP&A, Treasury, and our Investor Relations outreach. We wish Mike the best in his retirement.”

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino exchange brand is sold at more than 65,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million common units of the partnership through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 27, 2024. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Additional Information
Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of our website. We may use these channels to distribute material information about the Company and to communicate important information about corporate initiatives and other matters. Information that we may post on our website could be deemed material. Therefore, we encourage investors, the media, our customers, business partners, and others interested in the Company to review the information posted on our website.

Contact: Communications@Ferrellgas.com